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CONFIDENTIAL TREATMENT                                              EXHIBIT 10.7


            CHILDREN'S MEDICAL CENTER CORPORATION - LEUKOSITE, INC.

                           LICENSE AGREEMENT



                           TABLE OF CONTENTS

PREAMBLE
ARTICLES:

I              DEFINITIONS ..........................................
II             GRANT ................................................
III            DUE DILIGENCE ........................................
IV             PAYMENTS .............................................
V              PATENT PROSECUTION....................................
VI             INFRINGEMENT .........................................
VII            PRODUCT LIABILITY.....................................
VIII           EXPORT CONTROLS.......................................
IX             NON-USE OF NAMES......................................
X              ASSIGNMENTS ..........................................
XI             ARBITRATION ..........................................
XII            TERMINATION ..........................................
XIII           PAYMENTS, NOTICES AND OTHER...........................
               COMMUNICATIONS .......................................
XIV            MISCELLANEOUS PROVISIONS..............................

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                                      -2-


               This Agreement is made and entered into this 25th day of March, 1996 (the Effective Date), by and between CHILDREN'S MEDICAL CENTER CORPORATION, a corporation duly organized and existing under the laws of the Commonwealth of Massachusetts and having its principal office at 300 Longwood Avenue, Boston, Massachusetts, 02115, U.S.A. (hereinafter referred to as CMCC), and LeukoSite, Inc. a corporation duly organized under the laws of Delaware and having its principal office at 215 First Street, Cambridge, MA (hereinafter referred to as LICENSEE).

WITNESSETH



               WHEREAS, CMCC is either the owner or co-owner with Brigham and Women's Hospital of 75 Francis Street, Boston, MA 02115 (hereinafter referred to as BWH) and/or LICENSEE of certain "Patent Rights" (as later defined herein) relating to inventions resulting from research funded by LICENSEE;

               WHEREAS, CMCC has the right to grant licenses under said Patent Rights, (subject only to a royalty-free, nonexclusive license heretofore granted to the United States Government);

               WHEREAS, CMCC and BWH desire to have the Patent Rights utilized in the public interest and is willing to grant a license thereunder;

               WHEREAS, LICENSEE has represented to CMCC, to induce CMCC to enter into this Agreement, that LICENSEE is capable of the development, production, manufacture, marketing and sale of products similar to the "Licensed Product(s)" (as later defined herein) and/or the use of the "Licensed Process(es)" (as later defined herein) and that it shall commit itself to a thorough and diligent program of exploiting the Patent Rights so that public utilization shall result therefrom; and

               WHEREAS, LICENSEE desires to obtain a license under the Patent Rights upon the terms and conditions hereinafter set forth.

               NOW, THEREFORE, in consideration of the premises and the mutual covenants herein, the parties hereto agree as follows:
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                                      -3-


                        ARTICLE I -- DEFINITIONS

               For the purpose of this Agreement, the following words and phrases shall have the following meanings:

1.1 "LICENSEE" shall mean LeukoSite, Inc. and any Subsidiary of LeukoSite, Inc.

1.2 "Subsidiary" shall mean any corporation, company or other entity more than fifty percent (50%) of whose voting stock is owned or controlled directly or indirectly by LeukoSite, Inc.

1.3 "Patent Rights" shall mean all of the following CMCC intellectual property rights by ownership and BWH rights conveyed by agency granted to CMCC by agreement (Appendix A):

               a. The United States and foreign patents and/or patent applications listed in Appendix B;

               b. United States and foreign patents issued from the applications listed in Appendix B and from divisionals and continuations of these applications;

               c. Claims of U.S. and foreign continuation-in-part applications, and of the resulting patents, which are directed to subject matter specifically described in the U.S. and foreign applications listed in Appendix B;

               d. Claims of all later filed foreign patent applications, and of the resulting patents, which are directed to subject matter specifically described in the United States patent and/or patent applications described in
(a), (b), or (c) above;

               e. Any reissues and reexaminations of United States patents described in (a), (b), (c), or (d) above.

1.4           A "Licensed Product" shall mean any product or part thereof which:

               a. Is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights in any country.

               b. Is manufactured by using a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights in any country.
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                                      -4-



1.5 A "Licensed Process" shall mean any process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights in any country.

1.6 "Net Sales Price" shall mean LICENSEE's gross billings for Licensed Products produced hereunder less the sum of the following:

               a. Discounts allowed in amounts customary in the trade;

               b. Sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;

               c. Outbound transportation and related transportation insurance prepaid or allowed;

               d. Amounts allowed or credited on returns; and

               e. Rebates granted.

               No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by LICENSEE and on its payroll, or for cost of collections. Licensed Products shall be considered "sold" when billed out or invoiced.

1.7 "Field of Use" shall mean diagnostic and therapeutic products for the diagnosis or treatment of human disease.

1.8 "Information" shall mean any data and information necessary or useful to make, have made, use, lease and sell Licensed Products and to practice Licensed Processes for the Field of Use to which CMCC has a transferable right on the Effective Date.


                          ARTICLE II -- GRANT

2.1 a) CMCC hereby grants to LICENSEE the exclusive worldwide right and license to make, have made, use, lease, offer for sale, and/or sell the Licensed Products, and to practice the Licensed Processes for the Field of Use under Patent Rights to the end of the term for which the Patent Rights are granted unless sooner terminated according to the terms hereof; provided however, CMCC and BWH shall retain a royalty-free, nonexclusive, irrevocable license to practice the Patent Rights for noncommercial research purposes only and provided further that
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                                      -5-



LICENSEE may continue to make, have made, use, offer for sale, and/or sell Licensed Products and Licensed Processes in the Field of Use without any further obligation to CMCC after expiration of the term for which Patent Rights are granted.

               b) LICENSEE shall have the right to use Information to make, have made, use, offer for sale, and/or sell Licensed Products and to practice Licensed Processes for the Field of Use and CMCC will not license any party exclusively with respect thereto.

2.2 Notwithstanding anything above to the contrary, the license granted hereunder shall be subject to the rights of the United States government, if any, under Public Laws 96-517, 97-226, and 98-620, codified at 35 U.S.C. sec. 200-212 and any regulations promulgated thereunder.

2.3 LICENSEE agrees that the manufacture of Licensed Products leased or sold in the United States shall be in compliance with 35 U.S.C. 204.

2.4 In order to establish exclusivity for LICENSEE, CMCC hereby agrees that it shall not grant any other license to make, have made, use, lease, offer for sale, and/or sell Licensed Products or to utilize Licensed Processes for the Field of Use during the period of time in which this Agreement is in effect.

2.5 LICENSEE shall have the right to enter into sublicensing agreements for the rights, privileges, and licenses granted hereunder. Such sublicenses will remain in full force and effect upon the expiration of LICENSEE's rights granted herein as a direct license between sublicensee and CMCC, provided that the sublicensee execute a licensing agreement with CMCC and providing the sublicensee assert in writing to CMCC prior to the expiration of LICENSEE's rights granted hereunder that it has the capability to perform under the license and is willing to assume all of the obligations of LICENSEE under this agreement.

2.6 LICENSEE hereby agrees that every sublicensing agreement to which it shall be a party and which shall relate to the rights, privileges and license granted hereunder shall contain a statement setting forth the date upon which LICENSEE's exclusive rights, privileges and license hereunder shall terminate.

2.7 LICENSEE agrees that any sublicense granted by it shall provide that the obligations to CMCC of Articles II, VI, VII, VIII, IX, X, XI, XII,
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                                      -6-



and XIV of this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement. LICENSEE further agrees to attach copies of these Articles to sublicense agreements.

2.8 LICENSEE agrees to forward to CMCC a copy of any and all fully executed sublicense agreements.

2.9 The license granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any technology not specifically set forth herein.


                          ARTICLE III -- DUE DILIGENCE

3.1 LICENSEE shall use its best efforts, within reason, to bring one or more Licensed Products or Licensed Processes to market through a thorough, and diligent program for exploitation of the Patent Rights. Such diligence shall be demonstrated in part by the following: (1) description of a program for the utilization of the Patent Rights toward the commercialization of Licensed Product(s), and presenting that program to CMCC representatives within twelve
(12) months of the execution of this Agreement; (2) in good faith endeavor to adhere to that program and timeline until sale of the Licensed Product(s) commence, and (3) annual reporting to CMCC of progress in the program and prompt reporting of any deviations and reasons for deviation from it.

3.2 In the event that CMCC believes that LICENSEE is not in compliance with
Article 3.1 above, CMCC shall notify LICENSEE in writing of its belief and recommend additional efforts to be undertaken by LICENSEE. Upon receipt of such notice, CMCC and LICENSEE shall enter a good faith negotiation to determine the efforts LICENSEE shall undertake to achieve compliance under 3.1 and if such agreement is not reached within ninety (90) days of receipt of such notice, any differences between the parties shall be resolved under Article XII. If LICENSEE fails to exert the efforts determined by negotiation or arbitration, CMCC to a material breach of this Agreement and CMCC's sole and exclusive remedy shall be for the license granted hereunder to be converted from and exclusive right to a nonexclusive right and license.

3.3 CMCC acknowledges that LICENSEE is in the business of developing products and nothing in this Agreement shall be construed as imposing on LICENSEE the duty to market or sell Licensed Product(s). Further, CMCC acknowledges that LICENSEE shall have the sole
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                                      -7-



responsibility for making all decisions relating to the commercialization and marketing of Licensed Product(s).


                             ARTICLE IV -- PAYMENTS

4.1 For the rights, privileges and license granted hereunder, LICENSEE shall pay to CMCC in the manner hereinafter provided to the end of the term of the Patent Rights or until this Agreement shall be terminated as hereinafter provided:

               a. A license fee equal to * which shall be deemed earned and due immediately upon the execution of this Agreement.

               b. A license maintenance payment equal to * which shall be due on each of the ten (10) subsequent anniversaries of the Effective Date. When the tenth payment is made, the license granted herein shall be fully paid up.

               c. Where sublicenses have been granted, LICENSEE shall pay to CMCC an additional payment equal to * within thirty (30) days of the execution of each sublicense.

4.2 Payments shall be paid in United States dollars in Boston, Massachusetts.


                         ARTICLE V -- PATENT PROSECUTION

5.1 LICENSEE shall apply for, seek prompt issuance of, and maintain during the term of this Agreement the Patent Rights set forth in Appendix B in countries of its selection. The prosecution, filing and maintenance of all Patent Rights shall be the primary responsibility of LICENSEE; provided, however, CMCC shall have reasonable opportunities to advise LICENSEE and shall cooperate with LICENSEE in such prosecution, filing and maintenance.

5.2 If LICENSEE decides to abandon efforts to obtain patent rights for any Patent Right in any country, LICENSEE shall so notify CMCC at least one month prior to the date upon which action is required to prevent abandonment of such rights, Thereafter, LICENSEE's license for that Patent Right in the affect country shall terminate and Hospital shall have


* Confidential treatment requested: material has been omitted and filed separately with the Commission.

the right to assume responsibility for the continued prosecution of such patent rights at CMCC's expense.


                           ARTICLE VI -- INFRINGEMENT

6.1 LICENSEE shall inform CMCC promptly in writing of any alleged infringement of the Patent Rights by a third party and of any available evidence thereof.

6.2 During the term of this Agreement, LICENSEE shall have the right, but shall not be obligated, to prosecute at its own expense any such infringements of the Patent Rights and, in furtherance of such right, LICENSEE hereby agrees that CMCC may join LICENSEE as a party plaintiff in any such suit, without expense to CMCC. The total cost of any such infringement action commenced or defended solely by LICENSEE shall be borne by LICENSEE and LICENSEE shall keep any recovery or damages for past infringement derived therefrom.

6.3 If within six (6) months after having been notified of any alleged infringement, LICENSEE shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if LICENSEE shall notify CMCC at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, CMCC shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights, and CMCC may, for such purposes, use the name of LICENSEE as party plaintiff. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of LICENSEE, which consent shall not unreasonably be withheld.

6.4 In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights shall be brought against LICENSEE, CMCC, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and share in the defense of the action at its own expense.

6.5 In any infringement suit as either party may institute to enforce the Patent Rights pursuant to this Agreement, the other party hereto shall, at the request and the expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.
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                                      -9-


6.6 LICENSEE, during the period of this Agreement, shall have the sole right in accordance with the terms and conditions herein to sublicense any alleged infringer for the Field of Use for future use of the Patent Rights.


         ARTICLE VII -- INDEMNIFICATION, PRODUCT LIABILITY AND INSURANCE

7.1. Indemnification

               a. LICENSEE shall indemnify, defend and hold harmless CMCC, BWH, and their trustees, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorney's fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold by LICENSEE pursuant to any right or license granted under this Agreement.

               b. LICENSEE's indemnification under (a) above shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the negligent activities, reckless misconduct or intentional misconduct of the Indemnitees.

               c. LICENSEE agrees, at its own expense, to provide attorneys reasonably acceptable to CMCC to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

               d. This Section 7.1 shall survive expiration or termination of this Agreement.

7.2. Insurance

               a. Beginning at the time as any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by LICENSEE or by a sublicensee, affiliate or agent of LICENSEE, LICENSEE or sublicensee shall, at its
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                                      -10-



sole cost and expense, procure and maintain comprehensive general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and
(ii) broad form contractual liability coverage for LICENSEE's or sublicensee's indemnification under Section 7.1 of this Agreement. If LICENSEE or sublicensee elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to CMCC and the Risk Management Foundation of the Harvard Medical Institutions, Inc. The minimum amount of insurance coverage required under this Section 7.2 shall not be construed to create a limit of LICENSEE's liability with respect to its indemnification under
Section 7.1 of this Agreement.

               b. LICENSEE or sublicensee shall provide CMCC with written evidence of such insurance upon request of CMCC. LICENSEE or sublicensee shall provide CMCC with written notice at lease fifteen (15) days prior to the cancellation or non-renewal in such insurance; if LICENSEE or sublicensee does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, CMCC shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice of any additional waiting periods.

               c. LICENSEE or sublicensee shall maintain such comprehensive general liability insurance during (i) the period that any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals by LICENSEE or by a sublicensee, affiliate or agent of LICENSEE and (ii) a reasonable period after the period referred to in
(c) (i) above which in no event shall be less than five (5) years.

               d. This Section 7.2 shall survive expiration or termination of this Agreement.


                         ARTICLE VIII -- EXPORT CONTROLS

               It is understood that CMCC is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. CMCC neither represents that a license shall not be required nor that, if required, it shall be issued.


                         ARTICLE IX -- NON-USE OF NAMES

               LICENSEE shall not use the names of the Children's Medical Center Corporation, Brigham and Women's Hospital, nor of any of its employees, nor any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from CMCC in each case except that LICENSEE may state that it is licensed by CMCC under one or more of the patents and/or applications comprising the Patent Rights, and LICENSEE may comply with disclosure requirements of all applicable laws relating to its business, including United States and state security laws.


                             ARTICLE X -- ASSIGNMENT

               This Agreement is not assignable and any attempt to do so shall be void. However, in the event LICENSEE merges with another entity, is acquired by another entity, or sells all or substantially all of its assets related to the Patent Rights to another entity, LICENSEE may assign its rights and obligations hereunder to, in the event of a merger or acquisition, the surviving entity, and in the event of a sale, the acquiring entity, without Hospital's consent so long as: (i) LICENSEE is not then in breach of this Agreement; (ii) the proposed assignee has a net worth at least equivalent to the net worth LICENSEE had as of the date of this Agreement; (iii) the proposed assignee has available resources and sufficient scientific, business and other expertise to satisfy LICENSEE's obligations hereunder; (iv) LICENSEE provides written notice of the assignment to Hospital, together with documentation sufficient to demonstrate the requirements set forth in subparagraphs (i) through (iii) above, at least thirty (30) days prior to the effective date of the proposed assignment; and (v) Hospital receives from the proposed assignee, in writing, at least thirty (30) days prior to the effective date of the assignment: (aa) reaffirmation of the terms of this Agreement; (bb) an agreement to be bound by the terms of this Agreement; and (cc) an
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                                      -12-



agreement to perform the obligations of LICENSEE under this Agreement.


                       ARTICLE XI -- ARBITRATION

11.1 Any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, which have not been resolved by good faith negotiations between the parties, shall be resolved by final and binding arbitration in Boston, Massachusetts, under arbitration rules of the American Arbitration Association then obtaining. The arbitrators shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement. Any award rendered in such arbitration may be enforced by either party in either the courts of the Commonwealth of Massachusetts or in the United States District Court for the District of Massachusetts, to whose jurisdiction for such purposes CMCC and LICENSEE each hereby irrevocably consents and submits.

11.2 Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.


                           ARTICLE XII -- TERMINATION

12.1 If LICENSEE shall cease to carry on its business, this Agreement shall terminate upon notice by CMCC.

12.2 Should LICENSEE fail to pay CMCC payments due and payable hereunder, CMCC shall have the right to terminate this Agreement on thirty (30) days' notice, unless LICENSEE shall pay CMCC within the thirty (30) day period, all such payments and interest due and payable. Upon the expiration of the thirty (30) day period, if LICENSEE shall not have paid all such payments and interest due and payable, the rights, privileges and license granted hereunder shall terminate.

12.3 Upon any material breach or default of this Agreement by LICENSEE, other than those occurrences set out in Paragraphs 12.1 and 12.2 hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Paragraph 12.3, CMCC shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder by ninety
(90) days' notice to LICENSEE. Such termination shall become effective unless LICENSEE
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                                      -13-



shall have cured any such breach or default prior to the expiration of the ninety (90) day period.

12.4 LICENSEE shall have the right to terminate this Agreement in its entirety or on a country-by-country basis at any time on six (6) months' notice to CMCC, and upon payment of all amounts due CMCC through the effective date of termination. In the event LICENSEE notifies CMCC of its intent to terminate in any particular country, the parties will discuss LICENSEE's reasons for such termination. After such discussion and in the event of termination all rights in said country shall revert to CMCC.

12.5 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. LICENSEE and any sublicensee thereof may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that LICENSEE shall pay to CMCC the payments thereon as required by Article IV of this Agreement.

12.6 Upon termination of this Agreement for any reason during the exclusive period, any sublicensee not then in default shall have the right to seek a license from CMCC.


           ARTICLE XIII -- PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS

               Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of the mailing if sent to such party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:

               In the case of CMCC:

               Director, Technology Transfer
               Office of Research Administration
               Children's Hospital
               300 Longwood Avenue
               Boston, MA  02115
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                                      -14-



In the case of LICENSEE:

               LeukoSite, Inc.
               215 First Street
               Cambridge, MA  02142
               Attn:  CEO


                     ARTICLE XIV -- MISCELLANEOUS PROVISIONS

14.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

14.2 The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

14.3 The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

14.4 LICENSEE agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

14.5 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

               IN WITNESS WHEREOF, the parties have hereunto set their hands and seals and duly executed this Agreement the day and year set forth below.

               CHILDREN'S MEDICAL CENTER CORPORATION

               By:    [signature appears here]
                    ------------------------------------------------

               Name  William New
               Title  Vice President, Research Administration

               Date:
                    -------------------------

               LEUKOSITE, INC.

               By:     [signature appears here]
                    ------------------------------------------------

               Name  Christopher Mirabelli, Ph.D.
               Title  President and CEO

               Date:
                    -------------------------